Exhibit 99.B(d)(3)(b)

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 dated as of April 1, 2020, to the Sub-Advisory Agreement dated as of July 29, 2016, as amended (“Agreement”), is made by and among Victory Capital Management Inc., a New York corporation (“Adviser”), and Park Avenue Institutional Advisers, LLC, a Delaware limited liability company (“Sub-Adviser”).

WHEREAS, the Parties entered into the Agreement pursuant to which the Sub-Adviser provides investment management services to Funds listed on Annex A (each “Fund”), a separate series of Victory Portfolios; and

WHEREAS, the Parties desire to revise Annex A of the Agreement to reflect a removal of certain listing of Funds to be paid to Sub-Adviser under the Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follow:

1.              Annex A of the Agreement is hereby deleted in its entirety and replaced with the attached new Annex A, effective as of April 1, 2020.

2.              All other terms of the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1 as of the date first written above.

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo
Name:	Michael D. Policarpo
Title:	Chief Financial Officer

PARK AVENUE INSTITUTIONAL ADVISERS LLC

By:	/s/ Douglas Dupont
Name:	Douglas Dupont
Title:	President

ANNEX A

Funds / Fee Schedule

Set forth below are the specific percentages that apply to each Fund in calculating the compensation to be paid to the Adviser under Section 7 of this Agreement

Fund	Fee
Victory High Yield	28%
Victory Floating Rate Fund	28%
Victory Strategic Income	28%

A-1